Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 30, 2018, Nexstar Media Group, Inc (“Nexstar”) entered into the Merger Agreement with Tribune Media Company (“Tribune Media”) and Titan Merger Sub, Inc. (“Merger Sub”), providing for the acquisition by Nexstar of all of the outstanding shares of Tribune Media’s Class A common stock and Class B common stock by means of a merger of Merger Sub with and into Tribune Media, with Tribune Media surviving the merger as a wholly-owned subsidiary of Nexstar Broadcasting, Inc. (the “Merger”). Each share of Tribune Media’s common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held by (i) any Tribune Media subsidiary, Nexstar or any Nexstar subsidiary or (ii) Tribune Media shareholders who have not voted in favor of adopting the Merger Agreement and who have demanded and perfected (and not validly withdrawn or waived) their appraisal rights in compliance with Section 262 of the DGCL) will be converted into the right to receive a cash payment of $46.50 per share (the “base merger consideration”), plus, if the Merger closes after August 31, 2019, an additional cash amount per share equal to (a)(i) $0.009863 multiplied by (ii) the number of calendar days after August 31, 2019 to and including the date of the Merger, minus (b) any dividends declared by Tribune Media after August 31, 2019 with a record date prior to the date of the Merger (the “additional merger consideration”, and together with the base merger consideration, the “Merger Consideration”).

In addition, each option to purchase shares of Tribune Media common stock outstanding as of the Effective Time, whether or not vested or exercisable, will be cancelled and converted into the right to receive, for each share of Tribune Media common stock subject to such stock option, a cash payment equal to the excess, if any, of the value of the Merger Consideration over the exercise price per share of such stock option, without any interest and subject to all applicable withholding. Any such stock option that has an exercise price per share that is greater than or equal to the Merger Consideration will be cancelled for no consideration or payment. Each award of Tribune Media restricted stock units outstanding as of immediately prior to the Effective Time, whether or not vested, will immediately vest and be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of common stock underlying such restricted stock unit multiplied by the Merger Consideration, without any interest and subject to all applicable withholding (the “RSU Consideration”), except that each award of restricted stock units granted to an employee on or after December 1, 2018 (other than restricted stock units required to be granted pursuant to employment agreements or offer letters) (“Annual Tribune RSUs”) that has vested as of the Effective Time of the Merger will be cancelled and converted into the right to receive the RSU Consideration and any Annual Tribune RSUs that remain unvested as of the Effective Time of the Merger will be cancelled for no consideration or payment. Each award of Tribune Media performance stock units outstanding as of immediately prior to the Effective Time, whether or not vested, will immediately vest (with performance conditions for each open performance period as of the closing date deemed achieved at the applicable “target” level performance for such performance stock units) and be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of common stock underlying such performance stock units multiplied by the Merger Consideration, without any interest and subject to all applicable withholding. Each award of Tribune Media deferred stock units outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of common stock underlying such deferred stock units multiplied by the Merger Consideration, without interest and subject to all applicable withholding. Each unexercised warrant to purchase shares of Tribune Media common stock outstanding as of immediately prior to the Effective Time will be assumed by Nexstar and converted into a warrant exercisable for the Merger Consideration which the shares of common stock underlying such warrant would have been entitled to receive upon consummation of the Merger and otherwise upon the same terms and conditions of such warrant immediately prior to the Effective Time.

Tribune Media is a diversified media and entertainment business, comprised of 44 owned or operated local television stations along with a national general cable network, a radio station, a portfolio of real estate assets and investments in a variety of media, websites and other related assets.

The consummation of the Merger is subject to the satisfaction or waiver of certain customary conditions, including, among others, (i) the adoption of the Merger by holders of a majority of Tribune Media’s common stock, (ii) obtaining the receipt of approval from the Federal Communications Commission (the “FCC Approval”) and the other regulatory approvals (including expiration or termination of the waiting period applicable to the Merger under the Hart - Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (the “HSR Approval”) and (iii) the absence of certain legal impediments to the consummation of such transaction.

The Merger has been approved by the boards of directors of both companies and the stockholders of Tribune Media and is projected to close in the third quarter of 2019, subject to regulatory approvals and satisfaction of other customary closing conditions. The Merger does not require approval of our stockholders and is not subject to any financing contingency. On November 30, 2018, Nexstar received committed financing up to a maximum of $6.4 billion from a group of commercial banks to provide the debt financing to consummate the Merger and the refinancing of certain of the existing indebtedness of Tribune Media and related transactions.

In connection with obtaining the HSR Approval and the FCC Approval, Nexstar agreed to divest one or more television stations in certain DMAs. We also agreed to divest certain additional stations in order to comply with the FCC national cap.

On March 20, 2019, Nexstar entered into definitive asset purchase agreements to sell a total of nineteen stations in fifteen markets. Under the terms of the agreements, TEGNA Inc. (“TEGNA”) will acquire eleven stations in eight markets and The E.W. Scripps Company (“Scripps”) will acquire eight stations in seven markets.

Under the terms of the asset purchase agreement with TEGNA, TEGNA will acquire substantially all of the assets of television broadcast stations (i) WTIC and WCCT in Hartford-New Haven, CT, (ii) WPMT in Harrisburg-Lancaster-Lebanon-York, PA, (iii) WATN and WLMT in Memphis, TN, (iv) WNEP in Wilkes Barre-Scranton, PA; (v) WOI and KCWI in Des Moines-Ames, IA, (vi) WZDX in Huntsville-Decatur (Florence), AL, (vii) WQAD in Davenport, IA-Rock Island-Moline, IL, and (viii) KFSM in Ft. Smith-Fayetteville-Springdale-Rogers, AR for cash consideration of $740 million (subject to customary purchase price adjustments).

Under the terms of the asset purchase agreement with Scripps, Scripps will acquire substantially all of the assets of television broadcast stations (i) KASW in Phoenix (Prescott), AZ; (ii) WPIX in New York, NY, (iii) WSFL-TV in Miami-Ft. Lauderdale, FL, (iv) KSTU in Salt Lake City, UT, (v) WTKR and WGNT in Norfolk-Portsmouth-Newport News, VA, (vi) WXMI in Grand Rapids-Kalamazoo-Battle Creek, MI and (vii) WTVR-TV in Richmond-Petersburg, VA for cash consideration of $580 million (subject to customary purchase price adjustments). WPIX, WSFL and KASW are being divested in order to bring Nexstar into compliance with the FCC’s national ownership cap.

On April 8, 2019, Nexstar entered into a definitive asset purchase agreement to sell to Circle City Broadcasting I, Inc., a newly-formed minority-led broadcast company managed by DuJuan McCoy, two stations in Indianapolis, IN — WISH, the CW affiliate, and WNDY, the MyNetwork TV affiliate — for $42.5 million in cash (subject to customary purchase price adjustments).

The eight television stations that are currently owned by Nexstar will be sold for a gross selling price of $391.6 million in cash, including preliminary working capital adjustments. The 13 television stations that are currently owned or operated by Tribune will be sold for a gross selling price of $996.4 million, including preliminary working capital adjustments.

The consummation of each divestiture transaction is subject to the satisfaction or waiver of certain customary conditions, including, among others, (i) the closing of the transactions contemplated by the Merger Agreement, (ii) the receipt of approval from the FCC and the expiration or termination of any waiting period applicable to such transaction under the HSR Act, and (iii) the absence of certain legal impediments to the consummation of such transaction.

The consummation of each divestiture transaction is expected to occur simultaneously with the closing of the Merger.

The following unaudited pro forma condensed combined financial information included herein presents the combination of the historical consolidated financial statements of Nexstar and Tribune Media adjusted to give effect to events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results. In order to comply with FCC rules, Nexstar has agreed, subject to the terms of the Merger Agreement, to, among other things, take certain actions, including the divestitures of certain television stations (including, after the closing of the Merger, stations of Tribune and its subsidiaries). An estimated result of these divestitures has been reflected in the pro forma adjustments, based on estimated or agreed upon sale prices of the stations to be divested. Additionally, the issuance of debt required to fund the merger, including the estimated impact of the divestiture of certain Nexstar and Tribune stations, and to fund the net cash requirements and refinance certain existing debt (collectively, the “Transactions”), as well as to refinance certain existing debt of Tribune Media, has been reflected in the pro forma adjustments. The pro forma adjustments are based on available information and assumptions that the Nexstar management team believes are reasonable. Such adjustments are estimates and are subject to change.

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2019 and 2018, the year ended December 31, 2018 and the twelve-month period ended March 31, 2019 have been prepared as though the Merger occurred as of January 1, 2018, and the unaudited pro forma condensed combined balance sheet information at March 31, 2019 has been prepared as if the Merger occurred as of March 31, 2019.

The unaudited pro forma condensed combined financial information as of March 31, 2019, for the three months ended March 31, 2019 and 2018 and for the year ended December 31, 2018 have been derived from (i) the unaudited historical consolidated financial statements of Nexstar as of March 31, 2019 and for the three months ended March 31, 2019 and 2018, (ii) the audited historical consolidated financial statements of Nexstar as of and for the year ended December 31, 2018, (iii) the unaudited historical consolidated financial statements of Tribune Media as of March 31, 2019 and for the three months ended March 31, 2019 and 2018 and (iv) the audited historical consolidated financial statements of Tribune Media as of and for the year ended December 31, 2018. The unaudited pro forma condensed combined financial information for the twelve-month period ended March 31, 2019 have been derived by (i) adding the unaudited historical statement of operations of each of Nexstar and Tribune Media for the three months ended March 31, 2019 and the audited historical consolidated statement of operations of each of Nexstar and Tribune Media for the year ended December 31, 2018 and (ii) subtracting the unaudited historical statement of operations of each of Nexstar and Tribune Media for the three months ended March 31, 2018.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the combined company would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position. The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies that management of Nexstar believes could have been achieved had the Merger been completed on the dates assumed.

The actual amounts recorded as of the closing of the Transactions may differ materially from the information presented in the unaudited pro forma condensed combined financial statements as a result of several factors, including the following:

•	completion of full valuation procedures on Tribune Media’s net assets, which could result in materially different fair values of acquired assets and liabilities;

•

changes in Tribune Media’s net assets between the pro forma balance sheet as of March 31, 2019 and the closing of the Transactions, which could impact the estimated fair values as of the effective date of the Merger;

•	the net proceeds from the divestitures required to complete the Transactions;

•	the ultimate interest rate achieved on financing the Transactions;

•	the timing of the closing of the Merger which could require Nexstar to pay additional consideration to Tribune Media shareholders, and

•	other changes in net assets that may have occurred prior to the closing of the Transactions, which could cause material differences in the information presented.

The following unaudited pro forma condensed combined financial data should be read in conjunction with “Capitalization,” “Summary—Summary Unaudited Pro Forma Condensed Combined Financial and Other Data” and the notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nexstar,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tribune Media” and the consolidated financial statements of each of Nexstar and Tribune Media and the related notes thereto incorporated by reference in this offering memorandum. The unaudited pro forma condensed combined financial data are based on certain assumptions, which are described in the accompanying notes and which Nexstar management believes are reasonable. The unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

NEXSTAR MEDIA GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2019

(in thousands)

	Historical		Pro Forma Adjustments
	Nexstar	Tribune Media	Merger		Divestitures		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$128,591	$1,294,249	$(2,534,895)	(a)	$1,374,327	(a)	$262,272
Restricted cash	—	16,607	—		—		16,607
Accounts receivable, net	540,525	405,007	(2,741)	(b)	(38,437)	(c)	904,354
Prepaid expenses and other current assets	74,403	138,941	—		(15,189)	(c)	198,155

Total current assets	743,519	1,854,804	(2,537,636)		1,320,701		1,381,388
Property and equipment, net	739,981	358,989	222,280	(d)	(133,335)	(c)	1,187,915
Goodwill	2,167,954	3,228,436	(1,532,519)	(d)	(327,084)	(c)	3,536,787
FCC licenses	1,778,268	737,200	680,000	(d)	(388,415)	(c)	2,807,053
Other intangible assets, net	1,432,029	668,359	1,101,041	(d)	(388,956)	(c)	2,812,473
Investments	—	1,136,553	393,235	(d),(e)	(471)	(c)	1,529,317
Other noncurrent assets, net	235,435	435,793	235,946	(d),(e),(f)	(38,277)	(c)	868,897

Total assets	$7,097,186	$8,420,134	$(1,437,653)		$44,163		$14,123,830

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$95,516	$—	$65,400	(g)	$—		160,916
Accounts payable	72,285	43,605	(2,741)	(b)	(1,006)	(c)	112,143
Income tax payable	—	101,856	(27,572)	(h),(i)	197,834	(m)	272,118
Accrued expenses	183,204	60,119	(36,036)	(h)	(4,276)	(c)	203,011
Broadcast rights payable	—	220,255	7,494	(h)	(22,834)	(c)	204,915
Other current liabilities	78,933	77,002	—		(1,828)	(c)	154,107

Total current liabilities	429,938	502,837	6,545		167,890		1,107,210
Debt	3,797,188	2,927,791	1,756,991	(g)	—		8,481,970
Deferred tax liabilities	637,026	515,764	514,826	(j)	(168,167)	(c)	1,499,449
Other noncurrent liabilities	334,024	847,977	—		(33,957)	(c)	1,148,044

Total liabilities	5,198,176	4,794,369	2,278,362		(34,234)		12,236,673

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—		—
Common stock	473	102	(102)	(k)	—		473
Additional paid-in capital	1,332,612	4,035,660	(4,035,660)	(k)	—		1,332,612
Retained earnings	654,682	327,401	(423,026)	(k),(l)	78,397	(n)	637,454
Accumulated other comprehensive loss	(14,316)	(110,579)	110,579	(k)	—		(14,316)
Treasury stock	(86,146)	(632,194)	632,194	(k)	—		(86,146)

Total Nexstar stockholders’ equity	1,887,305	3,620,390	(3,716,015)		78,397		1,870,077
Noncontrolling interests	11,705	5,375	—		—		17,080

Total stockholders’ equity	1,899,010	3,625,765	(3,716,015)		78,397		1,887,157

Total liabilities and stockholders’ equity	$7,097,186	$8,420,134	$(1,437,653)		$44,163		$14,123,830

See the accompanying notes to the unaudited pro forma condensed combined financial data.

NEXSTAR MEDIA GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2019

(in thousands)

	Historical		Pro Forma Adjustments
	Nexstar	Tribune Media	Merger		Divestitures		Pro Forma Combined
Net revenue	$626,647	$454,988	$—		$(121,374)	(x)	$960,261
Operating expenses:
Direct operating expenses, excluding depreciation and amortization	292,863	219,050	(32,025)	(o)	(54,845)	(x)	425,043
Selling, general, and administrative expenses, excluding depreciation and amortization	142,360	133,262	(4,383)	(o),(p),(q)	(28,775)	(x)	242,464
Amortization of broadcast rights	14,362	—	35,125	(o)	(6,393)	(x)	43,094
Depreciation	27,437	12,952	(1,200)	(r)	(4,218)	(x)	34,971
Amortization of intangible assets	36,738	35,021	21,004	(r)	(8,313)	(x)	84,450
Reimbursement from the FCC related to station repack	(14,187)	—	(3,673)	(o)	1,029	(x)	(16,831)

Total operating expenses	499,573	400,285	14,848		(101,515)		813,191

Income from operations	127,074	54,703	(14,848)		(19,859)		147,070
Income on equity investments, net	—	45,685	(42,704)	(s),(t)	—		2,981
Interest expense	(53,037)	(43,615)	(18,773)	(u)	—		(115,425)
Interest income	80	6,247	(6,247)	(v)	—		80
Loss on extinguishment of debt	(1,698)	—	—		—		(1,698)
Pension and other postretirement plans credit, net	1,400	4,630	—		—		6,030
Gain on investment transactions	—	86,272	—		—		86,272
Other (expenses) income	(491)	(2,941)	491	(t)	279	(x)	(2,662)

Income (loss) before income taxes	73,328	150,981	(82,081)		(19,580)		122,648
Income tax (expense) benefit	(16,441)	(37,777)	22,725	(w)	5,072	(w)	(26,421)

Net income (loss)	56,887	113,204	(59,356)		(14,508)		96,227
Net (income) loss attributable to noncontrolling interests	(1,995)	4	—		—		(1,991)

Net income (loss) attributable to Nexstar	$54,892	$113,208	$(59,356)		$(14,508)		$94,236

Net income per common share attributable to Nexstar:
Basic	$1.20	$1.29					$2.06
Diluted	$1.15	$1.27					$1.97
Weighted average number of common shares outstanding:
Basic	45,785	87,923	(87,923)	(y)			45,785
Diluted	47,784	88,966	(88,966)	(y)			47,784

See the accompanying notes to the unaudited pro forma condensed combined financial data.

NEXSTAR MEDIA GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2018

(in thousands)

	Historical		Pro Forma Adjustments
	Nexstar	Tribune Media	Merger		Divestitures		Pro Forma Combined
Net revenue	$2,766,696	$2,009,734	$—		$(509,955)	(x)	$4,266,475
Operating expenses:
Direct operating expenses, excluding depreciation and amortization	1,117,917	890,429	(168,906)	(o)	(204,475)	(x)	1,634,965
Selling, general, and administrative expenses, excluding depreciation and amortization	579,933	567,798	(14,822)	(o),(p)	(113,805)	(x)	1,019,104
Amortization of broadcast rights	61,342	—	182,180	(o)	(52,188)	(x)	191,334
Depreciation	109,789	54,206	(7,072)	(r)	(17,858)	(x)	139,065
Amortization of intangible assets	149,406	166,715	62,757	(r)	(35,446)	(x)	343,432
Goodwill impairment	19,911	—	—		—		19,911
Reimbursement from the FCC related to station repack	(29,381)	—	(11,276)	(o)	6,760	(x)	(33,897)
Gain on sales of spectrum	—	(133,197)	—		50,106	(x)	(83,091)
Gain on sales of real estate, net	—	(24,657)	—		—		(24,657)

Total operating expenses	2,008,917	1,521,294	42,861		(366,906)		3,206,166

Income from operations	757,779	488,440	(42,861)		(143,049)		1,060,309
Income on equity investments, net	—	169,335	(171,241)	(s),(t)	—		(1,906)
Interest expense	(221,399)	(169,033)	(85,212)	(u)	—		(475,644)
Interest income	405	12,224	(12,224)	(v)	—		405
Loss on extinguishment of debt	(12,120)	—	—		—		(12,120)
Pension and other postretirement plans credit, net	10,755	28,139	—		—		38,894
Gain on investment transactions	—	(1,113)	—		—		(1,113)
Other (expenses) income	(2,475)	(2,332)	2,433	(t)	1,427	(x)	(947)

Income (loss) before income taxes	532,945	525,660	(309,105)		(141,622)		607,878
Income tax (expense) benefit	(144,680)	(113,130)	81,425	(w)	36,597	(w)	(139,788)

Net income (loss)	388,265	412,530	(227,680)		(105,025)		468,090
Net income attributable to noncontrolling interests	1,212	41	—		—		1,253

Net income (loss) attributable to Nexstar	$389,477	$412,571	$(227,680)		$(105,025)		$469,343

Net income per common share attributable to Nexstar:
Basic	$8.52	$4.71					$10.27
Diluted	$8.21	$4.67					$9.90
Weighted average number of common shares outstanding:
Basic	45,718	87,604	(87,604)	(y)			45,718
Diluted	47,412	88,401	(88,401)	(y)			47,412

See the accompanying notes to the unaudited pro forma condensed combined financial data.

NEXSTAR MEDIA GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2018

(in thousands)

	Historical		Pro Forma Adjustments
	Nexstar	Tribune Media	Merger		Divestitures		Pro Forma Combined
Net revenue	$615,336	$443,635	$—		$(112,216)	(x)	$946,755
Operating expenses:
Direct operating expenses, excluding depreciation and amortization	278,963	202,129	(38,417)	(o)	(49,916)	(x)	392,759
Selling, general, and administrative expenses, excluding depreciation and amortization	141,905	131,956	(3,366)	(o),(p)	(27,659)	(x)	242,836
Amortization of broadcast rights	16,100	—	41,867	(o)	(8,009)	(x)	49,958
Depreciation	25,814	13,775	(2,045)	(r)	(4,320)	(x)	33,224
Amortization of intangible assets	36,302	41,687	15,681	(r)	(8,842)	(x)	84,828
Reimbursement from the FCC related to station repack	(1,364)	—	(84)	(o)	—		(1,448)
Gain on sales of spectrum	—	(133,197)	—		50,106	(x)	(83,091)

Total operating expenses	497,720	256,350	13,636		(48,640)		719,066

Income from operations	117,616	187,285	(13,636)		(63,576)		227,689
Income on equity investments, net	—	39,137	(42,353)	(s),(t)	—		(3,216)
Interest expense	(54,671)	(40,631)	(22,193)	(u)	—		(117,495)
Interest income	82	1,898	(1,898)	(v)	—		82
Loss on extinguishment of debt	(1,005)	—	—		—		(1,005)
Pension and other postretirement plans credit, net	2,950	7,084	—		—		10,034
Gain on investment transactions	—	3,888	—		—		3,888
Other (expenses) income	(127)	(776)	151	(t)	272	(x)	(480)

Income (loss) before income taxes	64,845	197,885	(79,929)		(63,304)		119,497
Income tax (expense) benefit	(17,504)	(56,702)	20,664	(w)	16,319	(w)	(37,223)

Net income (loss)	47,341	141,183	(59,265)		(46,985)		82,274
Net income attributable to noncontrolling interests	781	6	—		—		787

Net income (loss) attributable to Nexstar	$48,122	$141,189	$(59,265)		$(46,985)		$83,061

Net income per common share attributable to Nexstar:
Basic	$1.04	$1.61					$1.80
Diluted	$1.01	$1.60					$1.74
Weighted average number of common shares outstanding:
Basic	46,075	87,482	(87,482)	(y)			46,075
Diluted	47,685	88,392	(88,392)	(y)			47,685

See the accompanying notes to the unaudited pro forma condensed combined financial data.

NEXSTAR MEDIA GROUP, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED MARCH 31, 2019

(in thousands)

	Historical		Pro Forma Adjustments
	Nexstar	Tribune Media	Merger		Divestitures		Pro Forma Combined
Net revenue	$2,778,007	$2,021,087	$—		$(519,113)	(x)	$4,279,981
Operating expenses:
Direct operating expenses, excluding depreciation and amortization	1,131,817	907,350	(162,514)	(o)	(209,404)	(x)	1,667,249
Selling, general, and administrative expenses, excluding depreciation and amortization	580,388	569,104	(15,839)	(o),(p),(q)	(114,921)	(x)	1,018,732
Amortization of broadcast rights	59,604	—	175,438	(o)	(50,572)	(x)	184,470
Depreciation	111,412	53,383	(6,227)	(r)	(17,756)	(x)	140,812
Amortization of intangible assets	149,842	160,049	68,080	(r)	(34,917)	(x)	343,054
Goodwill impairment	19,911	—	—		—		19,911
Reimbursement from the FCC related to station repack	(42,204)	—	(14,865)	(o)	7,789	(x)	(49,280)
Gain on sales of spectrum	—	—	—		—		—
Gain on sales of real estate, net	—	(24,657)	—		—		(24,657)

Total operating expenses	2,010,770	1,665,229	44,073		(419,781)		3,300,291

Income from operations	767,237	355,858	(44,073)		(99,332)		979,690
Income on equity investments, net	—	175,883	(171,592)	(s),(t)	—		4,291
Interest expense	(219,765)	(172,017)	(81,792)	(u)	—		(473,574)
Interest income	403	16,573	(16,573)	(v)	—		403
Loss on extinguishment of debt	(12,813)	—	—		—		(12,813)
Pension and other postretirement plans credit, net	9,205	25,685	—		—		34,890
Gain on investment transactions	—	81,271	—		—		81,271
Other (expenses) income	(2,839)	(4,497)	2,773	(t)	1,434	(x)	(3,129)

Income (loss) before income taxes	541,428	478,756	(311,257)		(97,898)		611,029
Income tax (expense) benefit	(143,617)	(94,205)	83,486	(w)	25,350	(w)	(128,986)

Net income (loss)	397,811	384,551	(227,771)		(72,548)		482,043
Net income attributable to noncontrolling interests	(1,564)	39	—		—		(1,525)

Net income (loss) attributable to Nexstar	$396,247	$384,590	$(227,771)		$(72,548)		$480,518

Net income per common share attributable to Nexstar:
Basic	$8.68	$4.38					$10.53
Diluted	$8.35	$4.35					$10.13
Weighted average number of common shares outstanding:
Basic	45,646	87,737	(87,737)	(y)	—		45,646
Diluted	47,437	88,503	(88,503)	(y)	—		47,437

See the accompanying notes to the unaudited pro forma condensed combined financial data.

NEXSTAR MEDIA GROUP, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial data and explanatory notes give effect to the Merger, including an estimated impact of the divestiture of certain assets of Nexstar and Tribune Media stations in order to comply with the FCC ownership rules in certain overlap markets and for combined national audience reach purposes, and the borrowings to fund the net cash requirements and refinance the existing debt of Tribune Media. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2019 and 2018, the year ended December 31, 2018 and the twelve-month period ended March 31, 2019 have been prepared as though the Transactions occurred as of January 1, 2018, and the unaudited pro forma condensed combined balance sheet as of March 31, 2019 has been prepared as if the Merger, the divestitures and the debt transactions occurred as of March 31, 2019.

The Merger will be accounted for as a business combination whereby Nexstar will acquire Tribune Media for financial accounting purposes. Accordingly, the estimated purchase price has been allocated to the acquired assets and assumed liabilities based upon their estimated fair values. The excess purchase price over the amounts assigned to tangible and intangible assets acquired and liabilities assumed is recognized as goodwill. The preparation of unaudited pro forma condensed combined financial statements requires Nexstar management to make estimates and assumptions that affect the amounts reported in such financial statements and the notes thereto. Estimates were applied to determine the applicable interest rate on borrowings, the fair values of assets acquired and liabilities assumed, the purchase price, the transaction costs that will be incurred, the net proceeds from the divestitures, the estimated useful lives of fixed assets and intangible assets, and the income tax effects of the pro forma adjustments. The estimated allocation of the purchase price is preliminary and is dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a final allocation. In addition, the final purchase price of Nexstar’s acquisition of Tribune Media will not be known until the date of closing of the Transactions and could vary materially from the purchase price used for purposes of the unaudited pro forma condensed combined financial data. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments presented.

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Nexstar and Tribune Media, after giving effect to the pro forma Transactions, as well as the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not indicative of either future results of operations or results that might have been achieved if the pro forma transactions were consummated as of the dates presented herein. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements and the historical financial statements and accompanying notes of Nexstar and Tribune Media.

Upon closing of the Transactions, Nexstar will review Tribune Media’s accounting policies. As a result of that review, Nexstar may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Nexstar is not aware of any differences that would have a material impact on the combined financial statements, and therefore the unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies.

Note 2—Preliminary Purchase Price Allocation

The following table summarizes the components of the estimated value of the purchase price and reconciles to the amount allocated, on a preliminary basis, to the estimated fair values of the assets to be acquired and liabilities to be assumed in the Merger as well as the assets to be divested and retained (in thousands):

Cash consideration	$4,175,392
Repayment of Tribune Media debt, including premium and accrued interest	2,986,185

Gross purchase price	7,161,577
Less: Gross selling price of Tribune Media assets to be divested, including preliminary working capital adjustments	(996,374)

Net purchase price	$6,165,203

The cash consideration of the estimated purchase price is calculated using the current outstanding shares of Tribune Media common stock, plus the amount of shares of Tribune Media’s common stock expected to be payable pursuant to outstanding Tribune Media stock options, restricted stock units, performance stock unit and deferred stock units in accordance with the Merger Agreement on the closing of the Transactions. The number of shares of Tribune Media common stock could change if such outstanding stock options and units are exercised or forfeited prior to the closing of the Transactions.

If the Merger does not close by August 31, 2019, Tribune Media shareholders will be entitled to additional cash consideration per share equal to (a)(i) $0.009863 multiplied by (ii) the number of calendar days after August 31, 2019 to and including the date of the Merger, minus (b) any dividends declared by Tribune Media after August 31, 2019 with a record date prior to the date of the Merger. The estimated purchase price calculation above assumed that the closing will occur prior to August 31, 2019. In the event that Nexstar will be required to close the Merger after this date, the estimated additional consideration to be paid to Tribune Media shareholders is approximately $19.0 million per calendar month, net of Tribune Media’s current dividend rate per share.

The following table summarizes, as of March 31, 2019, the provisional allocation of the purchase price to the estimated fair values of the assets to be acquired and retained as well as liabilities to be assumed and retained (in thousands):

		Tribune Media
		Assets to be	Net Assets
	Merger	Divested	to be Acquired
Cash and cash equivalents	$1,294,249	$—	$1,294,249
Restricted cash	16,607	—	16,607
Accounts receivable, net	402,266	(14,765)	387,501
Prepaid expenses and other current assets	138,941	(12,865)	126,076
Property and equipment, net	581,269	(104,033)	477,236
Goodwill	1,695,917	(228,322)	1,467,595
FCC licenses	1,417,200	(295,100)	1,122,100
Other intangible assets, net	1,769,400	(364,000)	1,405,400
Equity investments	1,515,600	(471)	1,515,129
Asset held for sale	260,000	—	260,000
Other noncurrent assets, net	425,927	(28,872)	397,055
Accounts payable, accrued expenses and other current liabilities	(383,731)	23,832	(359,899)
Income taxes payable	(88,126)	(139,116)	(227,242)
Deferred tax liabilities	(1,030,590)	143,116	(887,474)
Other noncurrent liabilities	(847,977)	24,222	(823,755)
Noncontrolling interests	(5,375)	—	(5,375)

	$7,161,577	$(996,374)	$6,165,203

The amount allocated to definite-lived intangible assets primarily represents the estimated fair values of network affiliation agreements and customer relationships, which will be amortized over a weighted-average estimated useful life of nine years. Property and equipment, excluding land of $40 million, will be depreciated over a weighted-average useful life of 18 years. The asset held for sale is a real estate property located in Chicago. This asset is included in other noncurrent assets, net in the accompanying unaudited pro forma condensed combined balance sheet.

The purchase price allocations presented above are based upon management’s preliminary estimates of the fair values using valuation techniques including the income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates. Upon the completion of the valuation analysis and final purchase price allocation, the fair values assigned to the assets acquired and liabilities assumed in the Merger may have a material impact on the combined company’s depreciation and amortization expense, the combined amortization of basis difference on unconsolidated equity investments and future results of operations. A change in the recognized fair value of definite-lived intangible assets of $1.0 million would result in an approximate change in annual amortization expense of $0.1 million. With respect to unconsolidated equity investments, a change in the recognized fair value $1.0 million would result in an approximate change in the annual amortization of the basis difference to be charged against income on equity investments of $0.2 million.

Goodwill with an estimated fair value of $1.5 billion (net of Tribune Media assets to be divested) is attributable to future synergies and cost reductions resulting from increased purchasing leverage of key expenses, the ability to leverage shared costs across a larger organization, and operational knowledge from experienced management. Nexstar management expects that approximately 27% of acquired goodwill, FCC licenses, other intangible assets, equity investments, property and equipment and assets held for sale (all net of Tribune Media assets to be divested) will be deductible for tax purposes.

Note 3—Pro Forma Adjustments

The unaudited pro forma condensed combined statement of operations does not include any costs that may result from acquisition and integration activities, nor does it adjust for expected future incremental operating income as a result of synergies and cost savings that are expected to be realized.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments in the unaudited pro forma condensed combined balance sheet, which assumes that the transaction had occurred as of March 31, 2019, are as follows:

(a)	The cash transactions related to the pro forma adjustments are as follows (in thousands):

Issuance of term loans, net of financing costs and discounts	$3,647,481
Issuance of senior unsecured notes, net of financing costs and discounts	1,102,701
Other debt related fees	(22,132)
Cash purchase price, including related fees and expenses	(4,276,760)
Repayment of Tribune Media debt, including premium and accrued interest	(2,986,185)

Total payments related to the Merger and debt refinancing	$(2,534,895)

Proceeds from Tribune Media station assets to be divested, net of fees	$986,536
Proceeds from Nexstar station assets to be divested, net of fees	387,791

Total net proceeds from station assets to be divested	$1,374,327

(b)

Represents a reclassification of accounts receivable and accounts payable arising from Tribune Media’s trade of certain advertising time for various goods and services to be consistent with Nexstar’s presentation.

(c)	Represents the book values of the Nexstar assets and liabilities to be divested and the estimated fair values of the Tribune Media assets and liabilities to be divested.

(d)	Represents the difference between the estimated fair values of assets acquired and their historical book values (in thousands):

Property and equipment, net	$222,280
Goodwill	(1,532,519)
FCC licenses	680,000
Other intangible assets, net	1,101,041
Investments	379,047
Other noncurrent assets, net	235,023

(e)	To reclassify Nexstar’s unconsolidated equity investments of $14.2 million from other noncurrent assets, net to a separate investments caption.

(f)

Represents the elimination of deferred rent included in the right-of-use assets in Tribune Media’s historical balance sheet of $16.5 million (this elimination increases other noncurrent assets, net), less the elimination of unamortized debt financing costs related to existing Tribune Media debt to be refinanced of $1.4 million.

(g)

Represents the issuance of the following indebtedness, net of deferred financing costs and discounts (in thousands) and the elimination of debt financing costs and discounts related to Tribune Media’s refinanced debt of $27.7 million, less the repayment of existing Tribune Media debt with an aggregate principal balance of $2.956 billion (all long-term debt, no current portion in Tribune Media’s historical financial statements).

Senior secured Term Loan A (including current portion of $35.0 million)	690,340
Senior secured Term Loan B (including current portion of $30.4 million)	2,957,141
Senior unsecured notes	1,102,701

$4,750,182

(h)

Represents reclassification of Nexstar’s accrued expenses to income tax payable ($14.0 million) and current broadcast rights payable ($7.5 million) and the payment of Tribune Media’s accrued interest on debt of $14.5 million.

(i)

Represents various decreases in income tax payable of $41.6 million related to (i) accelerated vesting of certain Tribune Media stock awards in accordance with the Merger Agreement, (ii) investment banking and professional fees, (iii) severance costs and (iv) other debt related fees and debt related transactions.

(j)

Represents the estimated initial value of deferred tax items recorded related to the acquisition. Primarily relates to adjustment to fair values for book purposes that are not recognized for tax purposes, using a statutory federal tax rate.

(k)	Represents the elimination of historical Tribune Media equity balances as required in a business combination.

(l)

Represents investment banking and professional fees related to the Merger of $44.6 million, severance costs of $29.6 million, other debt related fees of $16.4 million and the acceleration of vesting of Tribune Media certain stock awards related to the Merger of $5.1 million, all net of related tax effects.

(m)

Represents (i) the recognition of federal and state tax payable of $139.1 million, using a blended statutory tax rate, resulting from the estimated tax gain on the Tribune Media assets to be divested and (ii) the federal and state tax payable of $58.7 million from the estimated tax gain on sale of the Nexstar assets to be divested, using a blended statutory state tax rate.

(n)

Represents the estimated gain on Nexstar assets to be divested of $150.7 million (including the elimination of deferred tax liabilities of $25.1 million), less the associated divestiture fees of $13.6 million, and $58.7 million of estimated current taxes on the Nexstar asset divestitures using a blended statutory tax rate on the estimated taxable gain of $225.0 million.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments in the unaudited pro forma condensed combined statement of operations, which assume that the transactions occurred as of January 1, 2018, are as follows:

(o)

Represents various reclassifications of Tribune Media’s historical direct operating expenses (inclusive of Tribune Media’s programming costs) and selling and general administrative expenses to be consistent with Nexstar’s presentation. The following table provides a summary of the reclassification adjustments (in thousands):

	Three Months Ended		Year Ended
	March 31, 2019	March 31, 2018	December 31, 2018
Direct operating expenses, excluding depreciation and amortization	$(32,025)	$(38,417)	$(168,906)
Selling, general, and administrative expenses, excluding depreciation and amortization	573	(3,366)	(1,998)
Amortization of broadcast rights	35,125	41,867	182,180
Reimbursement from the FCC related to station repack	(3,673)	(84)	(11,276)

Net effect	$—	$—	$—

(p)

Represents the elimination of the Merger expenses recorded in the historical financial statements of Nexstar of $4.1 million and Tribune Media of $1.7 million during the three months ended March 31, 2019 and the Merger expenses recorded in the historical financial statements of Nexstar of $2.5 million and Tribune Media of $10.3 million during the year ended December 31, 2018.

(q)	Represents adjustments to the amortization of favorable leases on right-of-use assets to be acquired due to changes in the fair values of $0.8 million for the three months ended March 31, 2019.

(r)	Represents adjustments to depreciation and amortization of assets to be acquired due to changes in the fair values and estimated useful lives of the related assets.

(s)

Represents adjustments to the amortization of the basis difference related to unconsolidated equity investments to be acquired due to changes in the fair values of the related assets. The adjustments amount to $42.2 million for each of the three months ended March 31, 2019 and 2018, and $168.8 million for the year ended December 31, 2018.

(t)	To reclassify Nexstar’s equity in losses of unconsolidated investments to a separate caption.

(u)

Represents the interest adjustment as if the debt to be incurred in the Merger and to refinance Tribune Media debt was outstanding as of January 1, 2018 and the refinanced debt was repaid as of January 1, 2018. The interest rates in the secured debt commitment contain a LIBOR component with a weighted-average interest rate of 3.7%. If LIBOR were to increase or decrease by 1/8th of 1.0%, the interest expense would increase or decrease by $1.2 million per quarter and $4.7 million per year.

(v)

Represents the elimination of interest income in the historical financial statements of Tribune Media. The cash on hand of Tribune Media is expected to be substantially utilized to partially fund the Transactions.

(w)	Represents the tax impact at blended statutory rates of the pro forma adjustments.

(x)	Represents the elimination of amounts recorded in the historical financial statements of the stations to be divested.

(y)	Represents Nexstar’s acquisition of Tribune Media’s outstanding common stock pursuant to the Merger Agreement.